UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 28, 2006

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2006, Cost Plus, Inc. (the “Company”) entered into an unsecured 18 month revolving credit facility agreement with Bank of America, N.A. as the lender (the “Credit Facility”). The Credit Facility allows for borrowings of up to $40.0 million to be used for costs and expenses related to the construction of a proposed additional distribution center adjacent to the Company’s existing facility in Stockton, California. The Credit Facility will be repaid in monthly payments of accrued interest, with the entire outstanding balance payable on October 27, 2008. The Credit Facility will bear interest, at the Company’s election, at a rate based on LIBOR plus a margin or Bank of America’s prime rate (or the Federal Funds Rate plus 0.5%, if greater). In addition the Company will pay a fee on the unused portion of the Credit Facility (the “Unused Fee”). The Unused Fee will be payable quarterly in arrears. The applicable margin and the Unused Fee will be based upon the Company’s consolidated adjusted leverage ratio, as defined in the agreement.

The Company’s obligations under the Credit Facility are guaranteed by the Company’s material subsidiary, Cost Plus Management Services, Inc.

The Credit Facility’s financial covenants are the same as those in the Credit Agreement dated November 10, 2004 between Cost Plus, Inc. as borrower and Bank of America, N.A. as administrative agent and letter of credit issuer, which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2004. These include the maintenance of a minimum consolidated tangible net worth and limitations on capital expenditures. Further, the Credit Facility contains restrictive covenants limiting the ability of the Company and its subsidiaries to, among other things, grant liens, make investments, incur indebtedness, enter into mergers, dispose of assets, pay dividends, repurchase stock, change its business, and enter into transactions with affiliates. The events of default under the Credit Facility include, among other things, payment defaults, breaches of certain covenants, misrepresentations, cross-defaults with certain other indebtedness, bankruptcy events, judgments, certain ERISA events and changes of control. In the event of a default, the Credit Facility requires the Company to pay incremental interest at the rate of 2.0% and could result in the acceleration of the Company’s obligations under the Credit Facility and an obligation of any guarantor to pay the full amount of the Company’s obligations under the Credit Facility.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Facility, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending April 29, 2006.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 of this Report on Form 8-K describes the Company’s entry into an unsecured 18 month revolving credit facility agreement with Bank of America, N.A. as the lender and is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson,
Executive Vice President and Chief Financial Officer

Dated: May 4, 2006